EXHIBIT 12.1

                       INTERNATIONAL SPEEDWAY CORPORATION
    STATEMENT OF COMPUTATION OF UNAUDITED RATIO OF EARNINGS TO FIXED CHARGES
                    (IN THOUSANDS, EXCEPT RATIO INFORMATION)

                                                                                             THREE          TWELVE
                                                                                             MONTHS         MONTHS
                                                              YEAR ENDED AUGUST 31,(1)       ENDED          ENDED
                                                            ---------------------------   NOVEMBER 30,   NOVEMBER 30,
                                                              1994      1995      1996      1996(1)        1996(1)
                                                            -------   -------   -------   ------------   ------------
Earnings:

Income (loss) before income taxes                           $23,228   $29,417   $31,644     $(2,608)       $30,374

Less: Minority interest                                           -         -         -           -              -
Less: Equity in net income (loss) from equity investments       207       285     1,441        (304)         1,291

Add: Fixed Charges, from below                                   71        67        70          83            137
                                                            -------   -------   -------     -------        -------
                                                            $23,092   $29,199   $30,273     $(2,221)       $29,220
                                                            =======   =======   =======     =======        =======
Fixed Charges:

Interest expenses and capitalized                                 -         -         -          69             69

Amortized discounts and capitalized
   expenses related to indebtedness                               -         -         -           -              -

Estimate of interest within rental expense                       71        67        70          14             68
                                                            -------   -------   -------     -------        -------
                                                            $    71   $    67   $    70     $    83        $   137
                                                            =======   =======   =======     =======        =======
Ratio of earnings to fixed charges                            325.2x    435.8x    432.5x         (2)         213.3x
                                                            =======   =======   =======     =======        =======


                                                                                         NINE MONTHS ENDED
                                                            YEAR ENDED NOVEMBER 30,         NOVEMBER 30,
                                                            -----------------------  ,   -----------------
                                                              1997           1998          1998      1999
                                                            -------         -------  -   -------   -------
Earnings:

Income before income taxes                                  $47,954         $65,085      $39,244   $69,519

Less: Minority interest                                           -               -            -        77
Less: Equity in net income (loss) from equity investments       366            (905)        (111)   (1,472)

Add: Fixed Charges, from below                                  551             774          657     4,511
                                                            -------         -------      -------   -------
                                                            $48,249         $66,765      $40,012   $73,675
                                                            =======         =======      =======   =======
Fixed Charges:

Interest expenses and capitalized                               509             582          518     4,261

Amortized discounts and capitalized
   expenses related to indebtedness                               -               -            -         -

Estimate of interest within rental expense                      152             192          139       250
                                                            -------         -------      -------   -------
                                                            $   661         $   774      $   657   $ 4,511
                                                            =======         =======      =======   =======
Ratio of earnings to fixed charges                             73.0x           86.3x        60.9x     16.3x
                                                            =======         =======      =======   =======

(1) The Company changed its fiscal year end to November 30 effective December 1, 1996. This resulted in a three-month transition period commencing September 1, 1996 and ending November 30, 1996. The unaudited results of the 12-month period November 30, 1996 are presented for the purpose of comparison to the fiscal year ended November 30, 1997.
(2) The deficiency of earnings available to cover fixed charges for the three months ended November 30, 1996 was approximately $2.3 million.